EXHIBIT 9

November 6, 2003

DRC Resources Corporation
601-595 Howe Street
Vancouver, British Columbia
V6C 2T5

Attention:	John H. Kruzick President and Chief Executive Officer

Dear Sirs:

Re: Private Placement of Common Shares

Orion Securities Inc., Dundee Securities Corporation and Salman Partners Inc. (individually an "Underwriter" and collectively the "Underwriters") understand that:

      DRC Resources Corporation (the "Corporation") is authorized to issue up to 40,000,000 Common Shares (as hereinafter defined);
      as at November 6, 2003, 9,244,766 Common Shares were outstanding as fully paid and non-assessable shares and an aggregate of 1,477,000 Common Shares were reserved for issue pursuant to outstanding options, warrants, share incentive plans, convertible and exchangeable securities and other rights to acquire Common Shares; and
      the Corporation is prepared to issue and sell up to 3,000,000 Common Shares at a price of $7.00 per Common Share for gross proceeds of up to $21,000,000 (exclusive of Common Shares which may be issued and sold upon exercise of the Underwriters' Option (as herein after defined)) on the terms and conditions set forth herein.

Based upon the understanding of the Underwriters set out above and upon the terms and subject to the conditions contained hereinafter, upon the acceptance hereof by the Corporation, the Underwriters hereby offer to perform the services specified in section 7(a) hereof and to purchase (with the right to substitute purchasers) severally, and not jointly, in the respective percentages set out in section 15 herein from the Corporation and, by its acceptance hereof, the Corporation hereby agrees to issue and sell to the Underwriters (or the substituted purchasers, as the case may be) at the Closing Time all, but not less than all, of the Offered Securities at a purchase price of $7.00 per Common Share.

The Corporation hereby grants to the Underwriters an option (the "Underwriters' Option") to offer and sell up to an additional 450,000 Common Shares at a purchase price of $7.00 per Common Share upon the terms and conditions set forth herein for the purchase and sale of the Offered Securities. The Underwriters' Option shall be exercisable in whole or in part by the Lead Underwriter (as hereinafter defined) giving notice to the Corporation, specifying the number of Common Shares to be sold, at any time on or before the time that is 24 hours prior to the Closing Time.

The terms and conditions of this Agreement are as follows:
  Definitions, Interpretation and Schedules
      Definitions: Whenever used in this Agreement:
        "Agreement" means the agreement resulting from the acceptance by the Corporation of the offer made by the Underwriters herein, including the schedules attached hereto, as amended or supplemented from time to time;
        "Ancillary Documents" means all agreements, indentures, certificates (including, without limitation, the certificates representing the Offered Securities and Compensation Options) and other documents executed and delivered, or to be executed and delivered, by the Corporation in connection with the transactions contemplated by this Agreement or the Subscription Agreements and includes the Subscription Agreements;
        "Auditor" means Beauchamp & Company, Chartered Accountants, the auditor of the Corporation, and includes, for the purposes of this Agreement, any other auditor of the Corporation at the relevant time;
        "Business Day" means a day which is not a Saturday, Sunday or a statutory or civic holiday in the City of Toronto, Province of Ontario;
        "Canadian Subscription Agreements" means the subscription agreement to be entered into between the Corporation and each of the non-U.S. Purchasers with respect to the purchase of the Offered Securities collectively;
        "Closing" means the purchase and sale of the Offered Securities subscribed for by the Purchasers pursuant to the Subscription Agreements;
        "Closing Date" means November 6, 2003 or such other date as the Corporation and the Underwriters may mutually agree upon;
        "Closing Time" means 11:30 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Lead Underwriter may mutually agree upon;
        "Common Shares" means the common shares which the Corporation is authorized to issue as constituted on the date hereof;
        "Compensation Options" means the non-transferable compensation options which entitle the Underwriters to purchase Common Shares, in the aggregate, equal to 10% of the number of Offered Securities sold pursuant to the Offering (which, for certainty, shall include any Offered Securities sold upon the exercise of the Underwriters' Option), exercisable at any time during the period of time commencing on the Closing Date and expiring at 5:00 p.m. (Toronto time) on November 6, 2005, at an exercise price of $7.50;
        "Compensation Option Certificates" means the certificates representing the Compensation Options;
        "Corporation" means DRC Resources Corporation, a corporation existing under the Companies Act (British Columbia);
        "Directed Selling Efforts" means "directed selling efforts" as defined in Regulation S;
        "Foreign Issuer" means "foreign issuer" as defined in Regulation S;
        "General Solicitation or General Advertising" means "general solicitation or general advertising" as used in Rule 502(c) of Regulation D;
        "Institutional Accredited Investor" means an accredited investor as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D;
        "Lead Underwriter" means Orion Securities Inc.;
        "Offered Securities" means up to 3,000,000 Common Shares, together with any Common Shares in respect of which the Underwriters' Option has been exercised by the Lead Underwriter, to be issued and sold at the Purchase Price under the Offering;
        "Offering" means the offering for sale by the Corporation on a private placement basis of the Offered Securities;
        "Offering Jurisdictions" means the Provinces of British Columbia, Alberta and Ontario, the United States and such other jurisdictions as may be mutually agreed upon by the Lead Underwriter and the Corporation where the Offered Securities are offered to prospective purchasers or where Purchasers reside, as the context permits or requires;
        "Ontario Act" means the Securities Act (Ontario) and the regulations thereunder, together with the instruments, policies, rules, orders, codes, notices and published interpretation notes of the OSC, as amended, supplemented or replaced from time to time;
        "Optioned Shares" means the Common Shares issuable on the exercise of the Compensation Options;
        "OSC" means the Ontario Securities Commission;
        "Person" means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of any nature or kind whatsoever;
        "Public Information" means all information regarding the Corporation that is, or becomes, publicly available together with all information prepared by the Corporation and provided to the Underwriters or to potential purchasers of the Offered Securities, if any, and includes, but is not limited to, all material change reports, press releases and financial statements of the Corporation and all other materials posted on SEDAR;
        "Purchase Price" means the price to be paid by the Purchasers for each Offered Security under the Offering, being $7.00 per Offered Security;
        "Purchasers" means the purchasers of the Offered Securities collectively;
        "Qualifying Jurisdictions" means the Provinces of British Columbia, Alberta and Ontario collectively;
        "Regulation D" means Regulation D under the 1933 Act;
        "Regulation S" means Regulation S under the 1933 Act;
        "Reporting Provinces" means the Provinces of British Columbia, Alberta and Ontario collectively;
        "Securities Commissions" means the securities regulatory authorities of the Offering Jurisdictions or Qualifying Jurisdictions collectively, as the case may be;
        "Securities Laws" means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and published interpretation notes of the securities regulatory authorities (including the Stock Exchange) of, the applicable jurisdiction or jurisdictions collectively;
        "Stock Exchange" means the Toronto Stock Exchange;
        "Subject Properties" means the properties of the Corporation listed in Schedule C hereto;
        "Subscription Agreements" means the Canadian Subscription Agreements and the U.S. Subscription Agreements;
        "Subsidiaries" means Dynamic Resources Corporation, a corporation existing under the laws of the State of Nevada;
        "Substantial U.S. Market Interest" means "substantial U.S. market interest" as defined in Regulation S;
        "Transfer Agent" means Computer Share Trust Company of Canada, the registrar and transfer agent for the Common Shares;
        "Underwriters" means Orion Securities Inc., and Dundee Securities Corporation and Salman Partners Inc. collectively;
        "Underwriters' Option" means the option granted to the Underwriters to offer and sell, in the aggregate, up to 450,000 additional Common Shares at a purchase price of $7.00 per Common Share;
        "United States" means the United States of America as that term is defined in Regulation S;
        "U.S. Affiliate" means Orion Securities (U.S.A.) Inc. and Salman Partners (USA) Inc., the United States registered broker-dealer affiliates of the Lead Underwriter and Salman Partners Inc., respectively;
        "U.S. Subscription Agreements" means the subscription agreement to be entered into between the Corporation and each of the Purchasers in the United States with respect to the purchase of the Offered Securities collectively;
        "1933 Act" means the U.S. Securities Act of 1933, as amended; and
        "1934 Act" means the U.S. Securities Exchange Act of 1934, as amended.
      Other Defined Terms: Whenever used in this Agreement, the words and terms "affiliate", "associate", "material fact", "material change", "misrepresentation", "senior officer" and "subsidiary" shall have the meanings given to such words or terms in the Ontario Act unless specifically provided otherwise herein.
      Plural and Gender: Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.
      Currency: All references to monetary amounts in this Agreement are to lawful money of Canada.
      Schedules: The following schedules are attached to this Agreement and are deemed to be a part of and incorporated in this Agreement:
Schedule	Title
A	Officers' Certificate
B	Underwriters' Certificate
C	Mining Rights Disclosure
  The Offered Securities

  Offered Securities: The Offered Securities are up to 3,450,000 Common Shares (inclusive of the up to 450,000 additional Common Shares which may be offered for sale to Purchasers upon the exercise of the Underwriter's Option).

  The Offering
      Sale on Exempt Basis: The Corporation understands that although the offer to act as underwriters with respect to the Offering (and, if exercised, the Underwriters' Option, to the extent exercised) is presented on behalf of the Underwriters as purchasers, the Underwriters will endeavour to arrange for Purchasers for the Offered Securities and shall offer for sale on behalf of the Corporation the Offered Securities in the Offering Jurisdictions in compliance with the Securities Laws of the Offering Jurisdictions and only to such Persons and in such manner so that, pursuant to the provisions of the Securities Laws of the Offering Jurisdiction, no prospectus or offering memorandum or other similar document need be filed with, or delivered to, any Securities Commission in any Offering Jurisdiction in connection therewith. The Underwriters shall offer the Offered Securities for sale on behalf of the Corporation in the United States only through the U.S. Affiliates pursuant to an exemption from the registration requirements of the 1933 Act, in compliance with the Securities Laws of the relevant states of the United States and in accordance with section 10 hereof.
      Covenants of the Underwriters: Each of the Underwriters covenants with the Corporation that: (i) such Underwriter will comply with all Securities Laws of the Offering Jurisdictions in which such Underwriter solicits or procures subscriptions for Offered Securities in connection with the Offering: (ii) such Underwriter will not solicit or procure subscriptions for Offered Securities so as to require the registration thereof or the filing of a prospectus or an offering memorandum with respect thereto under the laws of any jurisdiction; and (iii) such Underwriter will obtain from each Purchaser an executed Canadian Subscription Agreement or U.S. Subscription Agreement, as applicable, in a form reasonably acceptable to the Corporation. Each of the Underwriters represents and warrants that such Underwriter is qualified to so act in the Offering Jurisdictions in which such Underwriter solicits or procures subscriptions for the Offered Securities.
      Filings: The Corporation undertakes to file or cause to be filed all forms and undertakings required to be filed by the Corporation in connection with the Offering so that the sale of the Offered Securities may lawfully occur in the Offering Jurisdictions without the necessity of filing a prospectus, a registration statement or an offering memorandum in Canada or the United States and the Underwriters undertake to use their reasonable best efforts to cause the Purchasers of the Offered Securities to complete (and it shall be a condition of closing in favour of the Corporation that the Purchasers complete and deliver to the Corporation) any forms and undertakings required by the Securities Laws of the Offering Jurisdictions. All fees payable in connection with such filings shall be at the expense of the Corporation.
      No Offering Memorandum: Neither the Corporation nor the Underwriters shall: (i) provide to prospective purchasers of Offered Securities any document or other material that would constitute an offering memorandum within the meaning of the Securities Laws of the Offering Jurisdictions; (ii) engage in any form of General Solicitation or General Advertising in connection with the offer and sale of the Offered Securities, including but not limited to, causing the sale of the Offered Securities to be advertised or published in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display or the Internet, or otherwise, or conduct any seminar or meeting relating to any offer and sale of the Offered Securities whose attendees have been invited by a general solicitation or advertising.
  Due Diligence

  The Corporation shall allow the Underwriters to conduct all due diligence investigations, including meeting with senior management of the Corporation and the Auditor, as the Underwriters shall consider appropriate in connection with the Offering and shall have allowed, or shall allow, as the case may be, the Underwriters to conduct all due diligence investigations which the Underwriters may reasonably require.

  Deliveries
      Advance Deliveries: The Underwriters shall deliver to the Corporation as soon as reasonably possible prior to the Closing Time the Subscription Agreements which, together with the applicable schedules thereto, shall have been completed and executed by the Purchasers.

      Deliveries: By the Closing Time:
        all actions required to be taken by or on behalf of the Corporation including, without limitation, the passing of all required resolutions of the directors, including committees of the directors, and shareholders of the Corporation, shall have occurred in order to complete the transactions contemplated by this Agreement and the Subscription Agreements, including, without limitation, to create and issue the Offered Securities and to allot and reserve for issue and conditionally issue the Optioned Shares, and a certified copy of all such resolutions shall have been delivered by the Corporation to the Underwriters;
        the Corporation shall have delivered or caused to be delivered to the Underwriters a favourable legal opinion of Canadian counsel to the Corporation, Donald Specht, Barrister and Solicitor, addressed to the Underwriters, legal counsel to the Underwriters and the Purchasers with respect to such matters as may reasonably be requested by the Underwriters, including, without limitation with respect to title and mineral rights in regards to the Subject Properties (as listed in Schedule C hereto), a favourable legal opinion of U.S. special counsel to the Corporation, Skadden, Arps, Slate, Meagher & Flom LLP, addressed to the Corporation and the Underwriters to the effect that registration under the 1933 Act will not be required in connection with the offer and sale of the Offered Securities in the United States, a certificate or certificates dated the Closing Date signed by an appropriate officer of the Corporation and addressed to, among others, the Underwriters and the Purchasers with respect to the articles and by-laws of the Corporation, the resolutions of the directors and shareholders, if any, of the Corporation and any other corporate action taken relating to this Agreement and the Ancillary Documents and with respect to such other matters as the Underwriters may reasonably request, and including specimen signatures of the signing officers of the Corporation, a certificate dated the Closing Date addressed to, among others, the Underwriters and the Purchasers signed by the Chief Executive Officer and the Corporate Secretary of the Corporation, or any two other senior officers of the Corporation acceptable to the Underwriters, substantially in the form of the certificate attached hereto as Schedule A, a Canadian Subscription Agreement or U.S. Subscription Agreement, as applicable, from each Purchaser accepted by the Corporation, definitive certificates representing the Offered Securities registered in the names of the Purchasers or in such other names as the Purchasers may direct, and such further documents as may be contemplated by this Agreement or as the Underwriters may reasonably require,

        all in form and substance satisfactory to the Underwriters;

        the Corporation shall have delivered or caused to be delivered definitive certificates representing the Compensation Options to be issued by the Corporation to the Underwriters as provided in subsection 7(b) of this Agreement against the delivery from the Underwriters to the Corporation of a receipt for such certificates;
        the Corporation shall have delivered or caused to be delivered to the Underwriters payment of the amount payable by the Corporation pursuant to this Agreement (in accordance with subparagraph 5(b)(v)A below), as itemized in writing by the Lead Underwriter on behalf of the Underwriters and delivered to the Corporation on the Business Day prior to the Closing Date (or as otherwise agreed between the Corporation and the Lead Underwriter) and including (i) the commission payable by the Corporation to the Underwriters as provided in section 7(a) of this Agreement against delivery from the Lead Underwriter to the Corporation of a receipt for the payment of such commission, (ii) the expenses (excluding legal expenses) incurred to date and payable by the Corporation to the Underwriters as provided in section 13 of this Agreement against delivery from the Lead Underwriter to the Corporation of a receipt for the payment of such expenses, and (iii) the legal expenses incurred to date and payable by the Corporation to counsel for the Underwriters as provided in section 13 of this Agreement against delivery from such legal counsel to the Corporation of a receipt for the payment of such legal expenses; and
        the Underwriters shall have delivered or cause to be delivered to the Corporation payment of the aggregate purchase price for the Offered Securities purchased by the Purchasers, net of the commission payable by the Corporation to the Underwriters and the expenses of the Underwriters (including legal fees of the Underwriters), as itemized in subparagraph 5(b)(iv) above, by certified cheque or bank draft payable at par in the City of Toronto, against delivery from the Corporation to the Underwriters of a receipt for the aggregate purchase price for the Offered Securities (less the deductions itemized in subparagraph 5(b)(iv) above), an executed certificate in the form set forth in Schedule B attached hereto or written confirmation that the Underwriter did not sell any Offered Securities in the United States, and such further documents as may be contemplated by this Agreement or as the Corporation may reasonably require,

  all in form and substance satisfactory to the Corporation.

  Closing
      Closing: The Closing shall be completed at the Toronto office of counsel to the Underwriters, Wildeboer Rand Thomson Apps & Dellelce, LLP, at the Closing Time.
      Conditions of Closing: The following are conditions precedent to the obligation of the Underwriters to complete the Closing and of the Purchasers to purchase the Offered Securities, which conditions the Corporation covenants and agrees to use their efforts thereof to fulfill within the time set out herein, and which conditions may be waived in writing in whole or in part by the Lead Underwriter on behalf of the Underwriters:
        the Corporation shall have received all necessary approvals and consents, including all necessary regulatory consents (including those of the Stock Exchange) required for the completion of the transactions contemplated by this Agreement, all in a form satisfactory to the Underwriters, the Stock Exchange shall have approved the listing thereon of the Offered Securities and shall have conditionally approved the listing thereon of the Optioned Shares and, if required, the shareholders of the Corporation shall have approved the Offering in a manner acceptable to the Stock Exchange;
        receipt by the Underwriters of the documents set forth in section 5 of this Agreement to be delivered to the Underwriters;
        the representations and warranties of the Corporation contained herein and in each Ancillary Document being true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;
        the Corporation having complied with all covenants, and satisfied all terms and conditions, contained herein to be complied with and satisfied by the Corporation at or prior to the Closing Time; and
        the Underwriters not having previously terminated the obligations thereof pursuant to this Agreement.
  Fee
      Commission: In consideration of the services performed and to be performed by the Underwriters in connection with the Offering, including, without limitation:
        assisting in the preparation of the form of the Subscription Agreements and certain of the Ancillary Documents;
        advising the Corporation with respect to the private placement of the Offered Securities; and
        performing administrative work in connection with the distribution of the Offered Securities;

      the Corporation shall pay to the Underwriters at the Closing Time against receipt of payment of the aggregate purchase price for the Offered Securities, a fee of 6.5 per cent of the aggregate purchase price for the Offered Securities.

      Compensation Options: In addition to the cash commission payable to the Underwriters pursuant to subsection 7(a) hereof, as additional consideration for the services performed and to be performed by the Underwriters hereunder, the Corporation shall issue to the Underwriters at the Closing Time the Compensation Options (which shall entitle the Underwriters, in the aggregate, to acquire Optioned Shares equal in number to 10 per cent of the number of Offered Securities sold under the Offering), such Compensation Options to be represented by Compensation Option Certificates, in form and substance satisfactory to the Underwriters.
  Representations and Warranties

  The Corporation hereby represents and warrants to the Underwriters and the Purchasers, and acknowledges that the Underwriters and the Purchasers are relying upon each of such representations and warranties in completing the Closing, as follows:

      Incorporation and Organization: The Corporation and each Subsidiary has been incorporated and organized and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the property and assets thereof and the Corporation has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Documents and to carry out the obligations thereof hereunder and thereunder.
      Extra-provincial Registration: The Corporation and each Subsidiary is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary (except to the extent that the failure to be so licensed, registered or qualified would not have a material adverse effect on the Corporation or any Subsidiary) and is carrying on the business thereof in compliance in all material respects with all applicable laws, rules and regulations of each such jurisdiction.
      Authorized Capital: The Corporation is authorized to issue up to 40,000,000 Common Shares, of which, as of November 6, 2003, 9,244,766 Common Shares were issued and outstanding as fully paid and non-assessable shares.
      Listing: The Common Shares are, and at the time of issue of the Offered Securities will be, listed on the Stock Exchange and the Optioned Shares will, at the time of issue of the Offered Securities, have been conditionally listed on the Stock Exchange. Other than the grant of options to purchase up 1,477,000 Common Shares, the Corporation has not issued, or agreed to issue, any Common Shares or any securities exchangeable or exercisable for, or convertible into, Common Shares at an effective price per Common Share which is less than the Purchase Price during the 60 day period immediately preceding the date hereof.
      Certain Securities Law Matters: The Common Shares are, and at the time of issue of the Offered Securities will be, listed only on the Stock Exchange, the Corporation is a reporting issuer or the equivalent only in the Reporting Provinces and is not in default of any requirement of the Securities Laws of any Reporting Province and the Common Shares are not registered under the 1934 Act.
      Securities Law Exemptions: The execution of the Subscription Agreements and the issue by the Corporation to the Purchasers of the Offered Securities pursuant to the Subscription Agreements will be exempt from the registration and prospectus requirements of the Securities Laws of the Offering Jurisdictions and the issue by the Corporation to the Underwriters of the Compensation Options will be exempt from the registration and prospectus requirements of the applicable Securities Laws.
      Qualifying Issuer and Resale of Securities: The Corporation will be on the Closing Date a "qualifying issuer" within the meaning of Multilateral Instrument 45-102 of the Canadian Securities Administrators. The Offered Securities and the Optioned Shares issuable on exercise of Compensation Options will not be subject to a restricted period or statutory hold period under the Securities Laws of the Qualifying Jurisdictions or to any resale restriction under the policies of the Stock Exchange which extends beyond four months and one day after the Closing Date.
      Rights to Acquire Securities: No Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Corporation, except, as at November 6, 2003, for an aggregate of 1,477,000 Common Shares reserved for issue pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire Common Shares.
      No Pre-emptive Rights: Neither the issue of the Offered Securities, nor the issue of the Optioned Shares will not be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject.
      Subsidiaries: The Subsidiaries are the only subsidiaries of the Corporation.
      Capital of Subsidiaries: All of the outstanding shares of the Subsidiaries are issued and outstanding as fully paid and non-assessable shares and are legally and beneficially owned by the Corporation and no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of any of the Subsidiaries, or for the purchase or acquisition of any of the outstanding shares or other securities of any of the Subsidiaries.
      Issue of Offered Securities: All necessary corporate action has been taken to authorize the issue and sale of, and the delivery of certificates representing, the Offered Securities and, upon payment of the requisite consideration therefor, the Offered Securities will be validly issued as fully paid and non-assessable shares.
      Issue of Compensation Option and Optioned Shares: All necessary corporate action has been taken by the Corporation to authorize the issue of, and the delivery of certificates representing the Compensation Options and, when issued in accordance with the provisions of this Agreement the Compensation Options will be validly issued, upon the issue of the Optioned Shares in accordance with the provisions of the Compensation Option Certificates, and upon payment of the requisite consideration therefore, the Optioned Shares will be validly issued as fully paid and non-assessable shares.
      Consents, Approvals and Conflicts: None of the offering and sale of the Offered Securities, the execution and delivery of this Agreement and the Ancillary Documents, the compliance by the Corporation with the provisions of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated herein and therein including, without limitation, the issue of the Offered Securities and the Compensation Options or the issuance of the Optioned Shares for the consideration and on the terms and conditions of the Compensation Option Certificates, do or will: (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, or (B) such as may be required under applicable Securities Laws of the Offering Jurisdictions and the policies of the Stock Exchange and will be obtained by the Closing Date; or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation or any Subsidiary is a party or by which any of them or any of the properties or assets thereof is bound, or the articles or by-laws or any other constating document of the Corporation or any Subsidiary or any resolution passed by the directors (or any committee thereof) or shareholders of the Corporation or any Subsidiary, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any Subsidiary or any of the properties or assets thereof which could have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Corporation or any Subsidiary.
      Authority and Authorization: The Corporation has all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereunder and the Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and to observe and perform the provisions of this Agreement and the Ancillary Documents in accordance with the provisions hereof and thereunder including, without limitation, the issue of the Offered Securities and the Compensation Options for the consideration and upon the terms and conditions set forth herein and the issue of the Optioned Shares for the consideration and upon the terms and conditions set forth in the Compensation Option Certificate.
      Validity and Enforceability: This Agreement has been authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms thereof and upon being executed and delivered the Ancillary Documents will constitute valid and legally binding obligations of the Corporation enforceable against the Corporation in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.
      Public Disclosure: Each of the documents which contains any of the Public Information was, as of the date thereof, in compliance in all material respects with the Securities Laws of the Reporting Provinces and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Corporation which the Corporation has not publicly disclosed which materially adversely affects, or so far as the Corporation can reasonably foresee, will materially adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Corporation or the ability of the Corporation to perform its obligations under this Agreement or the Ancillary Documents or which would otherwise be material to any Person intending to make an equity investment in the Corporation.
      Timely Disclosure: The Corporation is in compliance with all timely disclosure obligations under the Securities Laws of the Reporting Provinces and, without limiting the generality of the foregoing, there has not occurred any material adverse change in the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Corporation or any Subsidiary which has not been publicly disclosed and none of the documents filed by or on behalf of the Corporation pursuant to the Securities Laws of the Reporting Provinces contain a misrepresentation at the date of the filing thereof.
      No Cease Trade Order: No order preventing, ceasing or suspending trading in any securities of the Corporation or prohibiting the issue and sale of securities by the Corporation has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of the Corporation, are pending, contemplated or threatened.
      Financial Statements: The audited consolidated financial statements of the Corporation for the year ended December 31, 2002 together with the auditors' report thereon and the notes thereto, and the unaudited interim consolidated financial statements of the Corporation for the six months ended June 30, 2003 and the notes thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in such consolidated financial statements), are substantially correct in every particular and present fairly the financial condition and position of the Corporation on a consolidated basis as at the dates thereof and such consolidated financial statements contain no direct or implied statement of a material fact which is untrue on the date of such consolidated financial statements and do not omit to state any material fact which is required by Canadian generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading.
      Changes in Financial Position: Since December 31, 2002, none of:
        the Corporation or any Subsidiary has paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor;
        the Corporation or any Subsidiary has incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; and
        the Corporation or any Subsidiary has entered into any material transaction;

      except in each case as disclosed in the Public Information.

      No Contemplated Changes: Except as disclosed in the Public Information or as contemplated herein, none of the Corporation or any Subsidiary has approved, is contemplating, has entered into any agreement in respect of, or has any knowledge of:
        the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by the Corporation or any Subsidiary whether by asset sale, transfer of shares or otherwise;
        the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or any Subsidiary or otherwise) of the Corporation or any Subsidiary; or
        a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of the Corporation or any Subsidiary.
      Insurance: The Corporation has, with respect to the properties and business of the Corporation, with financially sound and reputable insurers, insurance against such casualties and contingencies of such types and in such amounts as is customary in the case of corporations engaged in the same or a similar business having similar properties similarly situated to the Corporation.
      Taxes and Tax Returns: The Corporation and each Subsidiary has filed in a timely manner all necessary tax returns and notices and has paid all applicable taxes of whatsoever nature for all tax years prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and none of the Corporation or any Subsidiary is aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), or in the earnings, business, affairs or prospects of the Corporation or any Subsidiary and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by any of them or the payment of any material tax, governmental charge, penalty, interest or fine against any of them. There are no material actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation or any Subsidiary which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Corporation and each Subsidiary has withheld (where applicable) from each payment to each of the present and former officers, directors, employees and consultants thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation.
      Compliance with Laws, Licenses and Permits: The Corporation and each Subsidiary has conducted and is conducting the business thereof in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on, or contemplated to be carried on, by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licenses and with all laws, regulations, tariffs, rules, orders and directives material to the operations thereof, and none of the Corporation or any Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, would materially adversely affect the conduct of the business or operations of, or the assets, liabilities (contingent or otherwise), condition (financial or otherwise) or prospects of, the Corporation or any Subsidiary.
      Agreements and Actions: Neither the Corporation nor any Subsidiary is in violation of any term of the articles or by-laws or any other constating document thereof. Neither the Corporation nor any Subsidiary is in violation of any term or provision of any agreement, indenture or other instrument applicable to it which would, or could, result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs or operations of the Corporation or any Subsidiary, neither the Corporation nor any Subsidiary is in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of the Corporation after due inquiry, threatened which, either in any case or in the aggregate, might result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs, prospects or operations of the Corporation or any Subsidiary or in any of the material properties or assets thereof or in any material liability on the part of the Corporation or any Subsidiary or which places, or could place, in question the validity or enforceability of this Agreement, the Ancillary Documents or any document or instrument delivered, or to be delivered, by the Corporation pursuant hereto or thereto.
      Owner of Property: The Corporation and the Subsidiaries are the absolute legal and beneficial owner of, and have good and marketable title to, all of the material property or assets thereof as described in the Public Information, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Public Information, and no other property rights are necessary for the conduct of the business of the Corporation or any Subsidiary as currently conducted or contemplated to be conducted, none of the Corporation or any Subsidiary knows of any claim or the basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights and, except as disclosed in the Public Information, none of the Corporation or any Subsidiary has any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any Person with respect to the property rights thereof.
      Mineral Rights: The Corporation and the Subsidiaries hold either freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in the Subject Properties listed in Schedule C hereto (collectively the "Mining Rights"), under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Corporation or applicable Subsidiary to explore the minerals relating thereto, all property, leases or claims in which the Corporation or any Subsidiary has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, the Corporation and the Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the Subject Properties granting the Corporation or applicable Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of the Corporation or applicable Subsidiary, with only such exceptions as do not materially interfere with the use made by the Corporation or applicable Subsidiary of the rights or interests so held, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation or a Subsidiary. The Mining Rights in respect of the Subject Properties, as disclosed in Schedule C, constitutes a complete and exhaustive list of all Mining Rights held by the Corporation and its Subsidiaries.
      Property Agreements: Any and all of the agreements and other documents and instruments pursuant to which the Corporation or any Subsidiary holds the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, none of the Corporation or any Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licences and claims pursuant to which the Corporation or any Subsidiary derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or claim and, except as disclosed in the Public Information, all taxes required to be paid with respect to such properties and assets to the date hereof have been paid. None of the properties (or any interest in, or right to earn an interest in, any property) of the Corporation or any Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Public Information.
      No Defaults: None of the Corporation or any Subsidiary is in default of any material term, covenant or condition under or in respect of any judgement, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which the Corporation or any Subsidiary is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could have a material adverse effect upon the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or any Subsidiary.
      Compliance with Employment Laws: Except as disclosed in the Public Information, the Corporation and each Subsidiary is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not constitute an adverse material fact concerning the Corporation or any Subsidiary or result in an adverse material change to the Corporation or any Subsidiary, and has not and is not engaged in any unfair labour practice, there is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the best of the knowledge of the Corporation after due inquiry, threatened against the Corporation or any Subsidiary, no union representation question exists respecting the employees of the Corporation or any Subsidiary and no collective bargaining agreement is in place or currently being negotiated by the Corporation or any Subsidiary, neither the Corporation nor any Subsidiary has received any notice of any unresolved matter and there are no outstanding orders under any employment or human rights legislation in any jurisdiction in which the Corporation or any Subsidiary carries on business or has employees, no employee has any agreement as to the length of notice required to terminate his or her employment with the Corporation or any Subsidiary in excess of twelve months or equivalent compensation and all benefit and pension plans of the Corporation or any Subsidiary are funded in accordance with applicable laws and no past service funding liability exist thereunder.
      Environmental Compliance: Except as disclosed in the Public Information, the Corporation and the Subsidiaries:
        and to the best of the Corporation's knowledge reasonably held, being based on due direction and enquiry of its personnel and advisors, the property, assets and operations thereof are in material compliance with applicable Environmental Laws (which term means and includes, without limitation, any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations relating to the environment, occupational health and safety, or any Environmental Activity (which term means and includes, without limitation, any past, present or future activity, event or circumstance in respect of a Contaminant (which term means and includes, without limitation, any pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants or any other matter including any of the foregoing, as defined or described as such pursuant to any Environmental Law), including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater));
        do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either the Corporation or any Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, the Corporation is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither the Corporation nor any Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any Contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority;
        have not given or filed any notice under any federal, state, provincial or local law with respect to any Environmental Activity, the Corporation and the Subsidiaries do not have any liability (whether contingent or otherwise) in connection with any Environmental Activity and the Corporation is not aware of any notice being given under any federal, state, provincial or local law or of any liability (whether contingent or otherwise) with respect to any Environmental Activity relating to or affecting the Corporation or any Subsidiary or the property, assets, business or operations thereof;
        do not store any hazardous or toxic waste or substance on the property thereof and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any Environmental Laws, and there are no Contaminants on any of the premises at which the Corporation or any Subsidiary carries on business, in each case other than in compliance with Environmental Laws; and
        are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities) or non-compliance with Environmental Law.
      No Litigation: There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Corporation after due inquiry, threatened against or which adversely affect the Corporation or any Subsidiary or to which any of the property or assets thereof is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or any Subsidiary or the ability of any of them to perform the obligations thereof and none of the Corporation or any Subsidiary is subject to any judgement, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, which, either separately or in the aggregate, may result in a material adverse effect on the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or any Subsidiary or the ability of the Corporation to perform its obligations under this Agreement or the Ancillary Documents.
      Material Contracts: The only material contracts to which the Corporation or any Subsidiary is a party or by which any of them are bound are:
        Services Agreement made April 23, 2003 to engage Sharon L. Ross on a per diem basis as Corporate Secretary for a term of five years through April 23, 2007.
        Services Agreement made and approved April 23, 2003 to engage John H. Kruzick on a retainer basis as President and Chief Executive Officer for a term of five years through April 23, 2007; and
        Option Purchase Agreement dated September 22, 1999 (as subsequently amended) whereby the Corporation the acquired exclusive right to purchase a 100% undivided working interest in the Afton 1 - 11, incl. mineral claims, Record Nos. 372023 - 372026 incl. and 372641 - 372647 incl., as to 50% from Westridge Enterprises Ltd., a non-reporting British Columbia company wholly owned by John H. Kruzick, director, President and CEO of the Corporation, and as to 50% from Indo-Gold Development Ltd., a non-reporting British Columbia company owned by John Ball.

      and all such contracts are valid and subsisting agreements in full force and effect unamended and there exists no material default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any event or condition, would become a material default thereunder by any party thereto.

      Website: The website of the Corporation, if any, does not contain material information with respect to the Corporation which is incomplete, incorrect or omits to state a fact so as to render such information misleading, or any news release which has not been disseminated on a news wire service and all information contained on any of such websites in respect of the Offering complies with the Securities Laws of the Offering Jurisdictions including, but not limited to, restrictions on promotional material disseminated before and during the Offering.
      No Insider Transactions: To the best of the knowledge of the Corporation after due inquiry, none of the officers or directors of the Corporation or any Subsidiary or any associate or affiliate of any of them had, has or intends to have any material interest (except in such person's capacity as a shareholder of the Corporation), direct or indirect, in any proposed material transaction with the Corporation or any Subsidiary which, as the case may be, materially affects, is material to, or will or may materially affect, the Corporation on a consolidated basis other than as disclosed in the Public Information.
      Minute Books: The minute books of the Corporation, all of which have been or will be made available to the Underwriters or counsel to the Underwriters, are complete and accurate in all material respects.
  Covenants of the Corporation
      Consents and Approvals: Immediately following the acceptance by the Corporation hereof, the Corporation hereby covenants and agrees with the Underwriters and the Purchasers that the Corporation will:
        use the best efforts thereof to obtain, to the extent not already obtained, the necessary regulatory consents from the Stock Exchange and, to the extent necessary, from the Securities Commissions of the Offering Jurisdictions for the Offering on such terms as are mutually acceptable to the Underwriters and the Corporation, acting reasonably;
        use the best efforts thereof to arrange for the listing of the Optioned Shares on the Stock Exchange as soon as possible;
        make all necessary filings and use the best efforts thereof to obtain all other necessary regulatory and other consents and approvals required in connection with the transactions contemplated by this Agreement; and
      General: The Corporation hereby covenants and agrees with the Underwriters and the Purchasers that the Corporation will:
        fulfill all legal requirements to permit the creation, issue, offering and sale of the Offered Securities and the creation and issue of the Compensation Options as contemplated in this Agreement including, without limitation, compliance with the Securities Laws of the Offering Jurisdictions to enable the Offered Securities to be offered for sale and sold to the Purchasers and the Compensation Options (and Option Shares issuable thereunder) to be issued to the Underwriters without the necessity of filing a prospectus in the Offering Jurisdictions;
        use the reasonable best efforts thereof to maintain the listing of the Common Shares on the Stock Exchange and the status thereof as a reporting issuer not in default under the Securities Laws of each of the Reporting Provinces for a period of 2 years after the Closing Date; and
        forthwith after the Closing Date file such documents as may be required under the Securities Laws of the Offering Jurisdictions relating to the offering of the Offered Securities which, without limiting the generality of the foregoing, shall include a Form 45-501F1 as prescribed by the Ontario Act and the equivalent thereof in all other Offering Jurisdictions.
      Use of Proceeds: The Corporation will use the net proceeds of the Offered Securities to advance the development of the Afton copper-gold project, including infill drilling, the preparation of a final feasibility study and for general working capital.
      Issues of Further Securities: The Corporation will not, without the prior written consent of the Lead Underwriter (which consent shall not be unreasonably withheld), agree to issue, or issue, or announce any intention to issue, any Common Shares or any securities exchangeable or exercisable for, or convertible into, any Common Shares, other than as contemplated hereby or Common Shares issuable under existing options or incentive plans, convertible, exchangeable or exercisable securities or other rights to acquire Common Shares, or pursuant to previously scheduled property payments, in either case which are disclosed as of the date hereof in the Public Information, at any time prior to 120 days after the Closing Date.
  U.S. Provisions
      Representations, Warranties and Covenants of the Underwriters: Each Underwriter hereby represents, warrants and covenants to the Corporation that, in connection with offers and sales of Offered Securities in the United States:
        Such Underwriter, acting through its U.S. registered broker-dealer affiliate, has offered and sold, and will offer and sell, Offered Securities in the United States only to Persons with respect to which such Underwriter has a pre-existing relationship and has reasonable grounds to believe are Institutional Accredited Investors.
        Other than any selling group agreement, such Underwriter has not entered, and will not enter, into any contractual arrangement with respect to the offer and sale of Offered Securities in the United States, except with the U.S. Affiliates without the prior written consent of the Corporation. To the extent any selling group member intends to offer and sell Offered Securities in the United States, the Underwriters shall require the selling group member to agree in writing, for the benefit of the Corporation, to comply with the same provisions of this section 10 as apply to the Underwriters as if such provisions applied to such selling group member.
        The Underwriter acknowledges that the Offered Securities have not been, and will not be, registered under the 1933 Act or the Securities Laws of any state of the United States and may not be offered or sold within the United States except pursuant to an exemption from the registration requirements of the 1933 Act and the Securities Laws of the applicable states of the United States.
        Neither it nor any affiliate thereof nor any Person acting on its behalf (except as permitted in this section 10) has made or will make (i) any offer to sell or any solicitation of an offer to purchase Offered Securities to any Person in the United States; or (ii) any sale of Offered Securities to any Person except in an "offshore transaction" in accordance with Rule 903 of Regulation S.
        All offers and sales of Offered Securities in the United States have been and will be effected through such Underwriter's U.S. registered broker-dealer affiliate, in transactions exempt from registration under the 1933 Act and any applicable state Securities Laws and in accordance with all applicable U.S. federal and state broker-dealer requirements.
        No written material has been or will be used in connection with the offer or sale of Offered Securities in the United States other than the U.S. Subscription Agreement.
        No form of General Solicitation or General Advertising has been or will be used, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising by such Underwriter, any affiliate thereof or any Person acting on behalf thereof, and none of such Underwriter, the affiliates thereof or any Person acting on behalf thereof has or will act in any manner involving a public offering (within the meaning of Section 4(2) of the 1933 Act) in connection with the solicitation of offers to purchase, offer or sale of Offered Securities in the United States.
        Prior to any sale of Offered Securities in the United States, such Underwriter shall cause each purchaser thereof to execute and deliver to the Corporation a U.S. Subscription Agreement in a form agreed to between the Corporation and the Underwriters, and at the Closing, the Underwriters, together with the U.S. Affiliates, will provide a certificate in the form attached to this Agreement as schedule B relating to the manner of the solicitation of offers to purchase, and the offer and sale of, Offered Securities in the United States or written confirmation that such Underwriter did not sell any Offered Securities in the United States.
        Neither such Underwriter, any affiliate thereof nor any Person acting on behalf thereof has taken or will take, directly or indirectly, any action in violation of Regulation M under the 1934 Act in connection with the offer and sale of the Offered Securities.
        Neither such Underwriter, any affiliate thereof nor any Person acting on behalf thereof has engaged in or will engage in any Directed Selling Efforts in the United States with respect to any of the Offered Securities.
      Representations, Warranties and Covenants of the Corporation: The Corporation hereby represents, warrants and covenants to the Underwriters that:
        None of the Corporation, the affiliates thereof nor any Person acting on behalf of any of them has engaged or will engage in any form of General Solicitation or General Advertising or has acted or will act in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act, in either case, in connection with the solicitation of offers to purchase, offer or sale of Offered Securities in the United States.
        Except with respect to Offered Securities offered and sold in the United States in reliance upon an exemption from registration under Rule 506 of Regulation D, neither the Corporation nor any of the affiliates thereof, nor any Person acting on behalf of any of them (other than the Underwriters, the affiliates thereof or any Person acting on behalf of any of them, in respect of which no representation is made), has made, or will make (A) any, offer to sell, or any solicitation of an offer to buy, any Offered Securities in the United States; or (B) any sale of Offered Securities unless, at the time the buy order was or will have been made, the purchaser is (i) outside the United States or (ii) the Corporation, the affiliates thereof and any Person acting on behalf of any of them reasonably believe that the purchaser is outside the United States.
        During the period in which the Offered Securities are offered for sale, neither the Corporation, any affiliate thereof nor any Person acting on behalf of any of them has taken, or will take, any action that would cause the exemptions afforded by Regulation D to be unavailable for offers and sales of Offered Securities.
        Neither the Corporation nor any of the predecessors or affiliates thereof has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such Person for failure to comply with Rule 503 of Regulation D concerning the filing of a notice of sales on Form D.
        The Corporation is not, and as a result of the sale of the Offered Securities contemplated hereby will not be, an open-end investment company closed-end investment company, unit investment trust or face-amount certificate company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.
        The Corporation has not, during the six month period prior to the commencement of the Offering, sold, offered for sale or solicited any offer to buy any securities thereof in the United States in a manner that would be integrated with the offer and sale of the Offered Securities and would cause the exemption from registration under the 1933 Act set forth in Rule 506 to become unavailable with respect to the offer and sale of the Offered Securities.
        During the period in which the Offered Securities are offered for sale, neither the Corporation, any affiliate thereof nor any Person acting on behalf of any of them (other than the Underwriters, the affiliates thereof or any Person acting on behalf of any of them, in respect of which no representation is made) has engaged in or will engage in any Directed Selling Efforts in the United States, or has taken or will take any action in violation or Regulation M under the 1934 Act or that would cause the exemption afforded by Rule 506 of Regulation D to be unavailable for offers and sales of Offered Securities in the United States in accordance with this Agreement or the exclusion from registration under the 1933 Act afforded by Rule 903 of Regulation S to be unavailable for offers and sales of the Offered Securities outside the United States in accordance with this Agreement.
        The Corporation is a Foreign Issuer and there is no Substantial U.S. Market Interest in the Offered Securities.
        The Corporation will use its reasonable best efforts to remain a Foreign Issuer for a period of two years after the Closing Date.
  Right of Termination:
      Subject to subsection 11(b), each Underwriter shall be entitled to terminate its obligation to purchase the Offered Securities prior to the Time of Closing if:
        Due Diligence Out: it is not satisfied, in its sole discretion, with the results of the due diligence review and investigation of the Corporation conducted by it;
        Material Change: there should occur any material change (actual, contemplated or threatened) or any change in a material fact or occurrence of a material fact or event in the business, operations, assets, affairs, capital or condition (financial or otherwise) of the Corporation and its subsidiaries (taken as a whole) which, in the reasonable opinion of the Underwriters or any one of them, would reasonably be expected to have a significant adverse effect on the market price or value of the Common Shares;
        Undisclosed Fact: the Underwriters or any one of them determines that there exists any fact or circumstance not generally disclosed to the public or disclosed to the Underwriters which, in the reasonable opinion of the Underwriters or any one of them, might reasonably be expected to have a significant adverse effect on the market price or value of the Common Shares;
        Market Out: the state of the financial markets is such that the Offered Units cannot, in the reasonable opinion of the Underwriters or any one of them, be successfully marketed; or
        Disaster Out: (A) any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, announced or threatened or any order made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including, without limitation, the Stock Exchange or any securities regulatory authority or any law or regulation is enacted or changed which in the opinion of the Underwriters (or any of them), acting reasonably, operates to prevent or restrict the trading of the Common Shares or materially and adversely affects or will materially and adversely affect the market price or value of the Common Shares; or (B) if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which in the opinion of the Underwriters seriously adversely affects, or involves, or will, or could reasonably be expected to, seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation and its subsidiaries taken as a whole.
      Exercise of Termination Right: The right of termination contained in subsection 11(a) hereof may be exercised by any one or more of the Underwriters and any termination by any of the Underwriters pursuant to any of subsection 11(a) hereof shall be effected by notice in writing delivered to the Corporation (with a copy to each of the other Underwriters) at the address as set out in section 16 hereof prior to Closing Time. The right of each of the Underwriters to so terminate the obligations thereof under this Agreement is in addition to any other remedy which such Underwriter may have under this Agreement in respect of any default, act, failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement. In the event of a termination by an Underwriter pursuant to any of subsections 11(a) hereof there shall be no further liability on the part of any of the Underwriters to the Corporation or of the Corporation to any of the Underwriters except any liability which may have arisen or may thereafter arise under section 12 or 13 hereof. A notice of termination given by an Underwriter under any of subsections 11(a) hereof shall not be binding upon any other Underwriter.
  Indemnity and Contribution
      Indemnity: The Corporation hereby covenants and agrees to protect, indemnify and save harmless the Underwriters and each investment dealer which is a member of any selling group formed by the Underwriters in connection with the Offering, each of the associates and affiliates of, and the directors, officers, employees, shareholders, partners, advisors and agents of each of the Underwriters and each investment dealer which is a member of any agency group formed by the Underwriters in connection with the Offering (in this section 12 each an "Indemnified Person" and collectively the "Indemnified Persons") from and against all losses (other than a loss of profits), claims, damages, liabilities, costs and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel on a solicitor and his own client basis reasonably incurred in respect thereof), joint or several, of whatsoever nature or kind to which an Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise caused or incurred by reason of or in any way arising, directly or indirectly, from, by virtue of, or related to, enforcing the provisions of this Agreement or any Subscription Agreement, or:
        any statement or information contained in the Public Information which at the time and in light of the circumstances under which it was made containing or being alleged to contain a misrepresentation or being or being alleged to be untrue, false or misleading;
        the omission or alleged omission to state in the Public Information any material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;
        any order made or inquiry, investigation or proceeding commenced or threatened by any officer or official of the Stock Exchange, any securities commission or authority or any other competent authority, not based upon the activities or the alleged activities of either the Underwriters or any member of any selling group formed by the Underwriters in connection with the Offering, based upon any untrue, false or misleading statement or omission or alleged untrue, false or misleading statement or omission or any misrepresentation or alleged misrepresentation in the Public Information which prevents or restricts trading in the Offered Securities or the Common Shares in any of the Offering Jurisdictions;
        the non-compliance or alleged non-compliance by the Corporation with any of the Securities Laws of the Offering Jurisdictions or any other applicable law in connection with the transactions contemplated herein;
        any negligence or willful misconduct by the Corporation relating to or connected with the sale of the Offered Securities; or
        the breach of, or default under, any term, condition, covenant or agreement of the Corporation made or contained herein or in any Ancillary Document or made by the Corporation in connection with the sale of the Offered Securities or any representation or warranty of the Corporation made or contained herein or in any Ancillary Document or in connection with the sale of the Offered Securities being or being alleged to be untrue, false or misleading;

      provided, however, that this indemnity shall not apply in respect of an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that (A) the Indemnified Person has been negligent or dishonest or has committed any fraudulent act in the course of such performance, and (B) the losses, claims, damages, liabilities, costs or expenses as to which indemnification is claimed was directly caused by the negligence, dishonesty or fraud referred to in (A) above. If any matter or thing contemplated by this section 12 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be considered to be provided hereunder, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled, but not required, to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other of them and the Corporation shall not be liable for any settlement of any such claim unless it has consented in writing to such settlement.

      Counsel: In any claim referred to in section 12 hereof, the Indemnified Person shall have the right to retain separate legal counsel to act on behalf of such Indemnified Person provided that the fees and disbursements of such separate legal counsel shall be paid by the Indemnified Person unless:
        the Corporation fails to assume the defence of such claim on behalf of the Indemnified Person within ten days of receiving notice of such claim;
        the Corporation and the Indemnified Person shall have mutually agreed to the retention of such separate legal counsel; or
        the named parties to such claim (including any added, third or impleaded parties) include both the Corporation and the Indemnified Person and the Indemnified Person has been advised by legal counsel that representation of both the Corporation and the Indemnified Person by the same legal counsel would be inappropriate due to actual or potential differing interests between them;
        in which event or events the fees and disbursements of such separate legal counsel shall be paid by the Corporation, subject as hereinafter provided. Where more than one Indemnified Person is entitled to retain separate counsel in the circumstances described in this subsection 12(b), all Indemnified Persons shall be represented by one separate legal counsel and the fees and disbursements of only one separate legal counsel for all Indemnified Persons shall be paid by the Corporation, unless:
        the Corporation and the Indemnified Persons have mutually agreed to the retention of more than one legal counsel for the Indemnified Persons; or
        the Indemnified Persons have, or any of them has, been advised in writing by legal counsel that representation of all of the Indemnified Persons by the same legal counsel would be inappropriate due to actual or potential differing interests between them.
      Waiver of Right: The Corporation hereby waives the right thereof to recover contribution from the Underwriters and the other Indemnified Persons with respect to any liability of the Corporation by reason of or arising out of the indemnity provided by the Corporation in this section 12; provided, however, that such waiver shall not apply in respect of the Underwriters for any liability directly caused or incurred by reason or arising out of any information or statements relating solely to, and provided by, the Underwriters or any failure by the Underwriters in connection with the Offering to provide to Purchasers any document which the Corporation is required to provide to the Purchasers and which the Corporation has provided or made available to the Underwriters to forward to the Purchasers.

      Contribution:
        In order to provide for just and equitable contribution in circumstances in which the indemnity contained in this section 12 is, for any reason of policy or otherwise, held to be unavailable, in whole or in part, to an Indemnified Person other than in accordance with the provisions of this section 12, the Corporation shall contribute to the aggregate losses (other than a loss of profit), claims, damages, liabilities, costs and expenses of the nature contemplated by the said indemnity incurred or paid by the Corporation and the Indemnified Person, in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and the Indemnified Person on the other hand but also the relative fault of the Corporation and the Indemnified Person, as well as any relevant equitable considerations; provided that in any event the Corporation shall be responsible for any amount in excess of the cash fee actually received from the Corporation under this Agreement and retained by the Underwriters; and provided further that no Person guilty of fraudulent misrepresentation shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
        In the event that the Corporation is held to be entitled to contribution from the Underwriters under the provisions of any statute or law, the Corporation shall be limited to such contribution in an amount not exceeding the lesser of:
          the portion of the amount of the loss or liability giving rise to such contribution for which the particular Underwriter is responsible as determined in accordance with paragraph 12(d)(i) above; and
          the amount of the cash fee actually received from the Corporation under this Agreement and retained by the particular Underwriter.
        For purposes of this subsection 12(d), each party hereto shall give prompt notice to the other parties hereto of any claim, action, suit or proceeding threatened or commenced in respect of which a claim for contribution may be made under this subsection 12(d).
      Held in Trust: To the extent that the indemnity contained in subsection 12(a) hereof is given in favour of a Person who is not a party to this Agreement, the Corporation hereby constitutes the Lead Underwriter as trustee for such Person for such indemnity and the covenants given by Corporation to such Person in this Agreement. The Lead Underwriter hereby accepts such trust and holds such indemnity and covenants for the benefit of such Persons. The benefit of such indemnity and covenants shall be held by the Lead Underwriter in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.
  Expenses

  Whether or not the purchase and sale of the Offered Securities is completed, all costs and expenses incurred in connection with the Offering shall be borne by the Corporation, including, without limitation, all expenses of or incidental to the creation, issue and sale of the Offered Securities, the fees and expenses (including applicable taxes) of counsel to, and the auditors and transfer agent of, the Corporation and all filing and regulatory fees, as well as the reasonable fees and expenses (including the reasonable out-of-pocket expenses (including applicable taxes) of the Underwriters) of the Underwriters and counsel to the Underwriters to a maximum of $60,000 (exclusive of G.S.T. and disbursements), which, to the extent that they are then determinable, shall be paid to the Underwriters from the proceeds of the Offering.

  Conditions

  All of the terms and conditions contained in this Agreement to be satisfied by the Corporation prior to the Closing Time shall be construed as conditions and any breach or failure by the Corporation to comply with any of such terms and conditions shall entitle the Underwriters to terminate the obligations thereof to complete the Closing by written notice to that effect given by the Lead Underwriter to the Corporation prior to the Closing Time. It is understood and agreed that the Underwriters may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to the rights thereof in respect of any other such term and condition or any other or subsequent breach or non-compliance; provided that to be binding on the Underwriters any such waiver or extension must be in writing and signed by the Lead Underwriter. If the Underwriters shall elect to terminate the obligations thereof to complete the Closing as aforesaid, whether the reason for such termination is within or beyond the control of the Corporation, the liability of the Corporation hereunder shall be limited to the indemnity referred to in section 12 hereof, the right to contribution referred to in section 12 hereof and the payment of expenses referred to in section 13 hereof.

  Obligations of Underwriters to Purchase
      Obligations Several: The obligations of the Underwriters to purchase the Offered Securities at the Closing Time shall be several and not joint and several, and the respective obligations of the Underwriters shall be limited as regards each Underwriter to the percentage set out below beside the name of such Underwriter:
Orion Securities Inc.	80%
Dundee Securities Corporation	10%
Salman Partners Inc.	10%

      Subject to subsection 15(c) hereof, if any of the Underwriters fails to purchase the applicable percentage thereof of the Offered Securities at the Closing Time the other Underwriters shall have the right, but shall not be obligated, to purchase such Offered Securities on a pro rata basis (or such other basis as they may mutually agree upon) in accordance with subsection 15(b) hereof. In the event that such right is not exercised, the Underwriters which are not in default hereunder shall be relieved of all obligations to the Corporation. Nothing in this section 15 shall relieve any liability to the Corporation of any Underwriter which shall be so in default.

      Purchase by the Other Underwriters: If the number of Offered Securities which the Underwriters which are not in default hereunder wish to purchase exceeds the number of Offered Securities which would otherwise have been purchased by an Underwriter which is in default hereunder, such Offered Securities shall be divided pro rata among the Underwriters desiring to purchase such Offered Securities in proportion to the percentages which such remaining Underwriters have agreed to purchase as set forth in subsection 15(a).
      Right to Purchase of the Other Underwriters: If one or more but not all of the Underwriters exercise their right of termination under subsection 15(a) hereof, the other Underwriters shall have the right, but shall not be obligated, to purchase all of the Offered Securities which would otherwise have been purchased by the Underwriters which have exercised their right of termination. If the number of such Offered Securities which the other Underwriters wish, but are not obliged, to purchase exceeds the number of Offered Securities which remain available for purchase, such Offered Securities shall be divided pro rata among the Underwriters desiring to purchase such Offered Securities in proportion to the percentage of Offered Securities which such remaining Underwriters have agreed to purchase as set forth in subsection 15(a) hereof.
      Underwriters Not Obliged to Purchase Less than All: Nothing in this Agreement shall obligate the Underwriters to purchase less than all of the Offered Securities.
      Corporation Not Obliged to Sell Less than All: Nothing in this section 15 shall oblige the Corporation to sell to the Underwriters less than all of the Offered Securities. In the event of a termination by the Corporation of the obligations thereof under this Agreement in accordance with the provisions of this Agreement, there shall be no further liability on the part of the Corporation to the Underwriters except in respect of any liability which may have arisen or may arise under sections 12 or 13 hereof.
  Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by telecopier on a Business Day to the following addresses:
      in the case of the Corporation:

      DRC Resources Corporation
      601-595 How Street
      Vancouver, British Columbia
      V6C 2T5

      Attention: John Kruzick, President and Chief Executive Officer
      Telecopier: (604) 687-2845

      with a copy to:

      Donald Specht, Barrister & Solicitor
      4130 Ripple Road
      West Vancouver, British Columbia
      V7V 3L2

      Attention: Donald Specht
      Telecopier: (604) 925-4665

      in the case of the Underwriters:

Orion Securities Inc.
181 Bay Street
BCE Place
Suite 3100 - P.O. Box 830
Toronto, Ontario
M5J 2T3

Attention: Ken Gillis
Telecopier: (416) 864-9509

and to:

Dundee Securities Corporation
3424 - 1055 Dunsmuir Street
P.O. Box 49207
Vancouver, British Columbia
V7X 1K8

Attention: Rick Cohen
Telecopier: (604) 647-0358

and to:

Salman Partners Inc.
2230 - 885 West Georgia Street
Vancouver, British Columbia
V6C 3E8

Attention: Alan Herrington
Telecopier: (604) 685-2471

with a copy to:

Wildeboer Rand Thomson Apps & Dellelce, LLP
1 First Canadian Place, Suite 810
Toronto, Ontario
M5X 1A9

Attention: Rob Wortzman
Telecopier: (416) 361-1790

The Corporation or any of the Underwriters may change the address thereof for notice by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered to a responsible officer of the addressee, shall be given by telecopier, and shall be deemed to have been given on the day on which it was delivered or sent by telecopier.
  Miscellaneous
      Governing Law: This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.
      Time of Essence: Time shall be of the essence of this Agreement.
      Survival: All representations, warranties, covenants and agreements of the Corporation herein contained or contained in any documents contemplated by, or delivered pursuant to, this Agreement or in connection with the purchase and sale of the Offered Securities shall survive the purchase and sale of the Offered Securities and the termination of this Agreement and shall continue in full force and effect for the benefit of the Underwriters and the Purchasers, regardless of any subsequent disposition of Offered Securities or Optioned Shares or any investigation by or on behalf of the Underwriters with respect thereto.
      Counterparts: This Agreement may be executed by any one or more of the parties to this Agreement by facsimile or in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
      Entire Agreement: This Agreement constitutes the entire agreement between the Corporation and the Underwriters in connection with the issue and sale of the Offered Securities by the Corporation and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, but not limited to, any engagement agreement or term sheet relating to the Offering between the Corporation and the Underwriters.
      Severability: If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severed from this Agreement.
      Authority of Lead Underwriter: All actions which must or may be taken by the Underwriters in connection with this Agreement, including any agreement, waiver, order, notice (other than a notice pursuant to section 11 or section 12 hereof), direction, receipt or other action to be made, given or taken by the Underwriters hereunder may be made, given or taken by the Lead Underwriter on behalf of the Underwriters and the Corporation shall accept notification of any such actions from, and deliver the certificates representing the Offered Securities to, or to the order of the Lead Underwriter. The Lead Underwriter acknowledges that where practicable to do so it will discuss any action to be taken by it hereunder with the other Underwriters prior to taking such action, provided that the failure of the Lead Underwriter so to discuss will not detract from the right of the Corporation to rely on the action of the Lead Underwriter in accordance with the provisions of this subsection.

Would you kindly confirm the agreement of the Corporation to the foregoing by executing six duplicate copies of this Agreement and thereafter returning four such executed copies to the lead underwriter.

Yours truly,

ORION SECURITIES INC. By: "signed"	DUNDEE SECURITIES CORPORATION By: "signed"
Name: Kenneth Gillis Title: Managing Director, Mining	Name: Richard M. Cohen Title: Senior Vice-President & Director

SALMAN PARTNERS INC. By: "signed"
Name: Alan C. Herrington Title: Executive Vice President & Director

The undersigned hereby accepts and agrees to the foregoing as of the ______ day of November, 2003.

DRC Resources Corporation By: "signed"
Name: John H. Kruzick, Title: President/CEO

SCHEDULE A
Officers' Certificate

TO: ORION SECURITIES INC.

AND TO: DUNDEE SECURITIES CORPORATION

AND TO: SALMAN PARTNERS INC.

AND TO: WILDEBOER RAND THOMSON APPS & DELLELCE, LLP

AND TO: DONALD SPECHT, BARRISTER & SOLICITOR

AND TO: THE PURCHASERS OF COMMON SHARES OF DRC RESOURCES CORPORATION

CERTIFICATE

The undersigned, John Kruzick, the President & Chief Executive Officer of DRC Resources Corporation (the "Corporation"), and Sharon Ross, the Corporate Secretary of the Corporation, hereby certify, for and on behalf of the Corporation in their capacity as officers of the Corporation and not in their personal capacity, after having made due inquiry, that the following facts, matters and information are true and accurate and not misleading in any material respect:

    The facts, matters and information certified to herein are based on one or more of knowledge and information available or provided to us and our honest belief and all statements made in this certificate represent our reasonably held honest belief as to the facts, matters, information and belief possessed by us. We have used our best efforts to become informed of and about the facts, matters and information certified to herein and have sought the advice of counsel for the Corporation on those matters certified to herein which involve matters of laws and have relied upon such advice to the extent that those matters involve matters of law.
    The Corporation has complied with all covenants and agreements contained in, and has satisfied all of the terms and conditions of, the Underwriting Agreement to be complied with and satisfied by the Corporation at or prior to the Closing Time.
    The representations and warranties of the Corporation contained in the Underwriting Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated thereby.
    Since December 31, 2002, except as disclosed in the Public Information, there has been no material adverse change (whether actual, anticipated, proposed, prospective or threatened) in the financial condition, assets, liabilities (contingent or otherwise), business, affairs, operations or prospects of the Corporation or any of the Subsidiaries or in the capital of the Corporation.
    No transaction of a nature material to the Corporation or any of the Subsidiaries has been entered into by the Corporation or any of the Subsidiaries, except as disclosed in the Public Information.
    There are no contingent liabilities affecting the Corporation or any of the Subsidiaries which are material to the Corporation or any of the Subsidiaries.
    No order, ruling or determination having the effect of ceasing or suspending the sale or ceasing, suspending or restricting trading in the Common Shares or any other securities of the Corporation has been issued or made by any stock exchange, securities commission or other regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for such purpose have been instituted or are pending, or are contemplated or threatened under any of the Securities Laws of the Qualifying Jurisdictions or by any stock exchange (including the Stock Exchange), securities commission or other regulatory authority.
    There are no actions, suits, proceedings or enquiries pending or, to the best of their knowledge, threatened against or affecting the Corporation or any of the Subsidiaries or to which any property or assets of the Corporation or any of the Subsidiaries is subject, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may, in any way, materially and adversely affect the Corporation or any of the Subsidiaries.
    No failure or default on the part of the Corporation or any of the Subsidiaries exists under any law or regulation applicable to the Corporation or any of the Subsidiaries or under any licence, permit, contract, agreement or other instrument to which the Corporation or any of the Subsidiaries is a party or by which the Corporation or any of the Subsidiaries is bound, which may in any way materially and adversely affect the Corporation or any of the Subsidiaries and the execution, delivery and performance of the Agency Agreement and the performance by the Corporation of its obligations thereunder will not result in any such default.
    The Corporation:
      is a reporting issuer in at least one of the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec or Nova Scotia;
      is an electronic filer under National Instrument 13-101 of the Canadian Securities Administrators;
      has a current annual information form filed on SEDAR;
      has a class of equity securities listed on a qualified market, being The Toronto Stock Exchange or Tier 1 or Tier 2 of the TSX Venture Exchange, has not been notified by the qualified market that it does not meet the requirements to maintain such listing and has not been designated inactive, suspended or the equivalent;
      is not qualified to file a short form prospectus under National Instrument 44-101 of the Canadian Securities Administrators but has filed with its current annual information form, as if the current annual information form were a prospectus, and all technical reports filed are in accordance with National Instrument 43-101; and
      if it has received a notice in writing from any regulator that its current annual information form, including any technical report, is unacceptable, has satisfied the regulator that its current annual information form is acceptable.
    This certificate is being made and delivered pursuant to subparagraph 5(b)(ii)E of the underwriting agreement dated as of the Closing Date between the Corporation and the Underwriters (the "Underwriting Agreement") and we acknowledge that the addressees hereof will be relying on this certificate.

    Unless otherwise defined herein, all words and terms with the initial letter or letters thereof capitalized in this certificate and not defined herein but defined in the Underwriting Agreement shall have the meanings given to such capitalized words and terms in the Underwriting Agreement. The undersigned acknowledge that they are familiar with the definitions given to the capitalized words and terms in the Underwriting Agreement and such definitions are hereby incorporated by reference.

    DATED the 6th day of November, 2003.

    "signed"________________________
    John Kruzick
    President and Chief Financial Officer
    DRC Resources Corporation

    "signed"_________________________
    Sharon Ross
    Corporate Secretary
    DRC Resources Corporation

    SCHEDULE B
    Underwriters' Certificate

    In connection with the private placement of common shares (the "Offered Securities") of DRC Resources Corporation (the "Corporation") U.S. institutional "accredited investors" (the "U.S. Private Placees") pursuant to the underwriting agreement dated November 6, 2003 between Orion Securities Inc., Dundee Securities Corporation and Salman Partners Inc. and the Corporation, the undersigned do hereby certify as follows:

    the Offered Securities have been offered and sold in the United States by the undersigned only through its U.S. affiliate, which was on the dates of such offers and sales a duly registered broker or dealer with the National Association of Securities Dealers, Inc. (the "NASD"), the United States Securities and Exchange Commission (the "SEC") pursuant to section 15(b) of the U.S. Securities Exchange Act of 1934, as amended, and under the state securities laws of all states where offers and sales of Offered Securities were made (unless exempted from the respective state's broker-dealer registration requirements) and is in good standing with the NASD, the SEC and such states on the date hereof;
    all offers and sales of Offered Securities in the United States have been effected in accordance with all applicable U.S. federal and state broker-dealer laws and regulations governing the registration and conduct of securities brokers and dealers;
    no written material was used in connection with the offer or sale of Offered Securities in the United States, other than a subscription agreement for U.S. purchasers in the form agreed to by the Corporation and the Underwriters;
    immediately prior to providing copies of the U.S. subscription agreement to such offeree, we had reasonable grounds to believe and did believe that each offeree in the United States was an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) (an "Institutional Accredited Investor") under the U.S. Securities Act of 1933, as amended (the "1933 Act"), and, on the date hereof, we continue to believe that each U.S. Private Placee is an Institutional Accredited Investor;
    no form of "general solicitation" or "general advertising" (as those terms are used in Regulation D) was used by us, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, and the undersigned did not act in any manner involving a public offering (within the meaning of Section 4(2) of the 1933 Act) in connection with the offer or sale of Offered Securities in the United States;
    prior to any sale of Offered Securities in the United States, we caused each U.S. Private Placee to sign a subscription agreement in a form acceptable to the Corporation; and
    the offering has been conducted in accordance with the Underwriting Agreement.

Words and terms with the initial letter or letters thereof capitalized in this certificate and defined in the Underwriting Agreement shall have the meanings given to such capitalized words and terms in the Underwriting Agreement unless otherwise defined herein.

DATED this 6th day of November, 2003.

ORION SECURITIES INC. By: Kenneth Gillis "SIGNED"	ORION SECURITIES (U.S.A.) INC. By: James D. Han "SIGNED"

SALMAN PARTNERS INC. By: Alan C. Herrington "SIGNED"	SALMAN PARTNERS (U.S.A.) INC. By: Alan C. Herrington "SIGNED"

SCHEDULE "C"

Mining Rights Disclosure

 Afton Copper-Gold Project, Kamloops, BC

4 Post Mineral Claims				2 Post Mineral Claims
Claim Name	Record Number	# of Units	Expiry Date	Claim Name	Record Number	# of Units	Expiry Date
*AFTON 1	372023	20	03/08/2011	*AFTON 5	372641	1	03/08/2011
*AFTON 2	372024	15	03/08/2011	*AFTON 6	372642	1	03/08/2011
*AFTON 3	372025	4	03/08/2011	*AFTON 7	372643	1	03/08/2011
*AFTON 4	372026	4	03/08/2011	*AFTON 8	372644	1	03/08/2011
**AFTON 8	378688	20	03/08/2011	*AFTON 9	372645	1	03/08/2011
**AFTON 9	378689	20	03/08/2011	*AFTON 10	372646	1	03/08/2011
**AFTON 17	378690	12	03/08/2011	*AFTON 11	372647	1	03/08/2011
**AFTON 18	378691	12	03/08/2011	**AFTON 10	378686	1	03/08/2011
				**AFTON 11	378687	1	03/08/2011
* These mineral claims cover the area of the originally optioned				**AFTON 19	379304	1	03/08/2011
mineral claims, which were abandoned and relocated (as				**AFTON 20	379305	1	03/08/2011
permitted under the Mineral Tenure Act) prior to the date of				**AFTON 25	379306	1	03/08/2011
the Formal Option, and are subject to the Net Profits Royalty				**AFTON 26	379307	1	03/08/2011
reserved to the optionors under the Formal Option				**AFTON 27	379308	1	03/08/2011
				**AFTON 28	379309	1	03/08/2011
				**AFTON 29	379310	1	03/08/2011
**These mineral claims, staked by the Company				**AFTON 30	379311	1	08/08/2011
subsequent to the Formal Option, are owned outright				**AFTON 31	379312	1	03/08/2011
by the Company, and are subject to no royalty or other				**AFTON 33	378963	1	03/08/2011
obligations.				**AFT 6	382517	1	03/08/2011
				**AFT 7	382518	1	03/08/2011
				**AFT 8	382519	1	03/08/2011
				**AFT 9	382520	1	03/08/2011
				**AFT 10	382521	1	03/08/2011

Ajax-Python Mineral Claim Group, Kamloops, BC
PYTHON claims group			PYTHON claims group continued
Claim Name	Record Number	Expiry Date	Claim Name	Record Number	Expiry Date
Python No. 3	220083 (13887)	Sept. 26, 2004	Regina #1 Fr.	221484 (122400)	Sept. 26, 2004
Python No. 4	220084 (13888)	Sept. 26, 2004	Fay 1 Fr.	221488 (123081)	Sept. 26, 2004
Python No. 5	220085 (13889)	Sept. 26, 2004	Fay 2 Fr.	221489 (123082)	Sept. 26, 2004
Python No. 6	220086 (13890)	Sept. 26, 2004	Nancy Fr.	221614 (128701)	Sept. 26, 2004
Python No. 8 Fr.	220088 (13892)	Sept. 26, 2004	Horse Fr. #3	221615 (128702)	Sept. 26, 2004
Python No. 15	220089 (13889)	Sept. 26, 2004	Bear Fr.	221616 (128703)	Sept. 26, 2004
Python No. 16 Fr.	220090 (13900)	Sept. 26, 2004	Hat Fr.	221617 (128704)	Sept. 26, 2004
Cub No. 9	220091 (13903)	Sept. 26, 2004	Plane 18 Fr.	221618 (128706)	Sept. 26, 2007
Cub No. 10	220092 (13904)	Sept. 26, 2004	Plane 19 Fr.	221619 (128707)	Sept. 26, 2006
Cub No. 3	220093 (13907)	Sept. 26, 2004	Shock Fr.	221620 (128708)	Sept. 26, 2006
Cub No. 4	220094 (13908)	Sept. 26, 2004	Horse Fr. #1	221621 (128709)	Sept. 26, 2004
Cub No. 5	220095 (13909)	Sept. 26, 2004	Horse Fr. #2	221622 (128710)	Sept. 26, 2004
Cub No. 6	220096 (13910)	Sept. 26, 2004
Dot No. 2	220167 (15701)	Sept. 26, 2004	Python Crown grants
Dot No. 3	220168 (15702)	Sept. 26, 2004	Name	Lot Number
Dot No. 5	220169 (15704)	Sept. 26, 2004	Lost Chord	2561
Pye 1 Fr.	220261 (34165)	Sept. 26, 2004	Python #2	2562
Pye No. 5 Fr.	220264 (34168)	Sept. 26, 2004	Noonday	2563
Pye No. 7	220266 (34170)	Sept. 26, 2004	Copperhead	2564
Pye No. 8	220267 (34171)	Sept. 26, 2004	Python	2565
Jet No. 1	220268 (34172)	Sept. 26, 2006
Jet No. 2	220269 (34173)	Sept. 26, 2006	AJAX claims group
Jet No. 3	220270 (34174)	Sept. 26, 2006	Claim Name	Record Number	Expiry Date
Jet No. 4	220271 (34175)	Sept. 26, 2006	AJAX 1	369651 (107082)	Sept. 26, 2007
Jet No. 5	220272 (34176)	Sept. 26, 2006	AJAX 2	369652 (107082)	Sept. 26, 2007
Line No. 1	220273 (34177)	Sept. 26, 2004	AJAX 3	369653 (107082)	Sept. 26, 2007
Line No. 2	220274 (34178)	Sept. 26, 2004	AJAX 4	369654 (107082)	Sept. 26, 2007
Line No. 3	220275 (34179)	Sept. 26, 2004	AJAX 5	369655 (107082)	Sept. 26, 2007
Line No. 4 Fr.	220276 (34180)	Sept. 26, 2004	AJAX 6	369656 (107082)	Sept. 26, 2007
Jet No. 6	220297 (34202)	Sept. 26, 2007	AJAX 6	380892 (114728)	Sept. 26, 2007
Jet No. 7 Fr.	220298 (34203)	Sept. 26, 2007	AJAX 7	380893 (114728)	Sept. 26, 2007
Jet No. 8	220299 (34204)	Sept. 26, 2006	AJAX12	380894 (114728)	Sept. 26, 2007
Jet No. 9	220300 (34205)	Sept. 26, 2006	AJAX 13	380895 (114728)	Sept. 26, 2007
Jet No. 10	220323 (34228)	Sept. 26, 2007	AJAX 14	380896 (114728)	Sept. 26, 2007
Jet No. 11	220328 (34294)	Sept. 26, 2006	AJAX 15	380897 (114728)	Sept. 26, 2007
Jet No. 12	220329 (34295)	Sept. 26, 2006	AJAX 16	380898 (114728)	Sept. 26, 2007
Jet No. 13	220330 (34296)	Sept. 26, 2006	AJAX 17	380899 (114728)	Sept. 26, 2007
Jet No. 14 Fr.	220331 (34297)	Sept. 26, 2006	AJAX 18	380900 (114728)	Sept. 26, 2007
Jet No. 15	220332 (34298)	Sept. 26, 2006	AJAX 19	380901 (114728)	Sept. 26, 2007
Jet No. 16 Fr.	220333 (34299)	Sept. 26, 2006
Jet No. 17	220334 (34300)	Sept. 26, 2006
Top No. 1	220335 (34301)	Sept. 26, 2004
Top No. 2 Fr.	220336 (34302)	Sept. 26, 2004
Top No. 3 Fr.	220337 (34303)	Sept. 26, 2004

Lipsett Lake Prospect, Timmins, Ontario

This single unpatented claim Number P1229896 consists of 11 units